As filed with the Securities and Exchange Commission on February 13, 2006

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Beverly National Corporation

(Exact name of registrant as specified in its charter)

Massachusetts	04-2832201
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

240 Cabot Street Beverly, Massachusetts	01915
(Address of Principal Executive Offices)	(Zip Code)

Beverly National Corporation 2005 Restricted Stock Plan

(Full title of the plan)

Donat A. Fournier

President & Chief Executive Officer

Beverly National Corporation

240 Cabot Street

Beverly, Massachusetts 01915

(Name and address of agent for service)

(978) 922-2100

(Telephone number, including area code, of agent for service)

Copy to:

Thomas A. Klee, Esq.

Cranmore, FitzGerald & Meaney

49 Wethersfield Avenue

Hartford, Connecticut 06114

(860) 522-9100

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price per Unit	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee
Common Stock, par value $2.50	37,000	$26.625(1)	$985,125	$105.41

(1)	Pursuant to Rule 457(h) under the Securities Act of 1933, based on the average of the bid and ask prices reported on February 9, 2006.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in this Part I of Form 8-K will be sent or given by Beverly National Corporation (the “Corporation”) to participants in the Corporation’s 2005 Restricted Stock Plan (the “Plan”), as required by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”), and are not filed as part of this registration statement pursuant to the Note to Part I of Form S-8. The Corporation will provide to participants a written statement advising them of the availability without charge, upon written or oral request, of such documents and the documents incorporated by reference herein by Item 3 of Part II of this registration statement, as is required by Item 2 of Part I of Form S-8.

I-1

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	INCORPORATION OF DOCUMENTS BY REFERENCE.

The following documents are hereby incorporated by reference in this registration statement:

(a) The Corporation’s Annual Report on Form 10-K for the year ended December 31, 2004;

(b) All other reports filed by the Corporation pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (“Exchange Act”) since December 31, 2004; and

(c) The description of the Corporation’s common stock contained in it Current Report on Form 8-K, filed February 2, 2006, and any amendment or report filed for the purpose of updating such description.

All documents subsequently filed by the Corporation pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all such securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be part thereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference in this registration statement shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4.	DESCRIPTION OF SECURITIES.

This Item is not applicable.

Item 5.	INTERESTS OF NAMED EXPERTS AND COUNSEL.

This Item is not applicable.

Item 6.	INDEMNIFICATION OF DIRECTORS AND OFFICERS.

The Corporation’s Restated Articles of Organization provide that, notwithstanding any provision of law imposing such liability, no director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty by such director as a director; provided, however, that this provision shall not eliminate or limit the liability of a director for (i) any of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or involve intentional misconduct or a knowing violation of law; (iii) under Sections 6.40 and 8.32 of chapter 156D of the Massachusetts General Laws, or (iv) for any transaction from which the director derives an improper personal benefit. The limitations summarized above, however, do not affect the ability of the Corporation or its stockholders to seek nonmonetary remedies, such as an injunction or rescission, against a director for breach of his or her fiduciary duty.

Sections 8.50 to 8.59 of the Massachusetts Business Corporation Act govern indemnification of directors and officers of the Corporation. Section 8.51 permits the Corporation to indemnify a director against liability incurred if the director conducted himself or herself in good faith and reasonably believed that the conduct was in the best interests of the Corporation or that the conduct was at least not opposed to the best interests of the Corporation and, in the case of a criminal proceeding, that the director had no reasonable cause to believe that the conduct was unlawful. Section 8.52 provides that the Corporation shall indemnify a director who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which he or she was a party because they were a director against reasonable expenses incurred in connection with the proceeding. Section 8.56 provides that the Corporation may indemnify an officer who is a party to a proceeding because he or she is an officer to the same extent as a director and if the officer is not a director, to such further extent as provided by the Restated Articles of Organization, By-laws, a resolution of the Board of Directors or contract except for liability arising out of acts or omissions not in good faith or which involve misconduct or a knowing violation of law.

The Corporation’s By-laws provide that the Corporation shall indemnify each person (and his or her heirs, executors, administrators, or other legal representatives) who is, or shall have been, a director or officer of the Corporation or any person who is serving, or shall serve as a director, officer, employee or agent of another organization in which the Corporation owns shares or of which it is a creditor, against all liabilities and expenses (including judgments, fines, penalties and attorneys’ fees and all amounts paid, other than to the Corporation or such other organization, in compromise or settlement) reasonably incurred by any such director or officer in connection with, or arising out of, any action, suit or proceeding in which any such director or officer may be a party defendant or with which he or she may be threatened or otherwise involved, directly or indirectly, by reason of his being or having been a director or officer of the Corporation or such other organization, except in relation to matters as to which any such director or officer shall be finally adjudged (other than by consent) in such action, suit or proceeding not to have acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Corporation or such other organization, and, with respect to any criminal action or proceeding he or she had no reasonable cause to believe his or her conduct was unlawful; provided, however, that indemnity shall not be made with respect to any such amounts paid in compromise or settlement or by consent, unless the Board of Directors shall have determined in good faith that the director or officer making such compromise, settlement, or consent acted, in connection with the matter or matters out of which such compromise, settlement or consent arose, in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Corporation or such other organization, and, with respect to any criminal action or proceeding that he or she had no reasonable cause to believe his or her conduct was unlawful. Such indemnification may include payment by the Corporation or expenses in defending a civil or criminal action or proceeding in advance of the final disposition of such action or proceeding upon receipt of any undertaking by the person indemnified to repay such payment if he or she shall be adjudicated to be not entitled to indemnification under this section.

The Corporation’s By-laws also provide that the foregoing right to indemnification shall not be exclusive of any other rights to which any such director or officer is entitled under any agreement, vote of shareholders, statute, or as a matter of law, or otherwise.

Section 8.57 of the Massachusetts Business Corporation Act provides that the Corporation may purchase insurance on behalf of a person who is an officer or director of the Corporation against liability asserted against or incurred by him or her in that capacity or arising from his or her status as a director or officer, whether or not the Corporation would have power to indemnify or advance expenses to the director or officer against the same liability. The Corporation maintains insurance at its expense for directors and officers against certain liabilities, including liabilities under the Securities Act. This insurance protects any director or officer of the Corporation against any loss, including defenses costs, damages, judgments, settlements, pre- and post-judgment interest and punitive or exemplary damages, subject to certain exclusions, arising from any actual or alleged act, error, omission, misstatement, misleading statement, or neglect or breach of duty by such director or officer.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, or persons controlling the Corporation pursuant to the foregoing provisions, the Corporation has been informed that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7.	EXEMPTION FROM REGISTRATION CLAIMED.

This Item is not applicable.

Item 8.	EXHIBITS.

Exhibit No.	Description
4.1	Restated Articles of Organization as adopted January 31, 2006 (Incorporated by reference to Exhibit 3.1 to the Current Report on Form 8-K filed February 2, 2006 of Beverly National Corporation (File No. 33-22224-B)).

4.2	By-Laws, as Amended January 31, 2006 (Incorporated by reference to Exhibit 3.2 to the Current Report on Form 8-K filed February 2, 2006 of Beverly National Corporation (File No. 33-22224-B)).

5.1	Opinion of Cranmore, FitzGerald & Meaney as to the legality of the securities being registered.

23.1	Consent of Cranmore, FitzGerald & Meaney (included in Exhibit 5.1).

23.2	Consent of Shatswell, MacLeod & Company, P.C.

24.1	Powers of Attorney (included in the signature page of this registration statement).

99.1	Beverly National Corporation 2005 Restricted Stock Plan.

Item 9.	UNDERTAKINGS.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Beverly, State of Massachusetts, on January 31, 2006.

Beverly National Corporation
[REGISTRANT]

By:	/s/ Donat A. Fournier
Donat A. Fournier
President and Chief Executive Officer

POWER OF ATTORNEY

Know All Persons by These Presents, that each person whose signature appears below constitutes and appoints Donat A. Fournier and Michael O. Gilles and each of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution for him or her and in his or her name, place and stead, in any and all capacities to sign any and all amendments (including post-effective amendments) to this registration statement, and to file same, with all exhibits thereto, and other documents in connection therewith, with full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Donat A. Fournier Donat A. Fournier	President, Chief Executive Officer and Director	January 31, 2006

/s/ Richard H. Booth Richard H. Booth	Director	January 31, 2006

/s/ Kevin M. Burke Kevin M. Burke	Director	January 31, 2006

/s/ John N. Fisher John N. Fisher	Director	January 31, 2006

/s/ Mark B. Glovsky Mark B. Glovsky	Director	January 31, 2006

/s/ Alice B. Griffin Alice B. Griffin	Director	January 31, 2006

/s/ Suzanne S. Gruhl Suzanne S. Gruhl	Director	January 31, 2006

/s/ Robert W. Luscinski Robert W. Luscinski	Director	January 31, 2006

/s/ Clark R. Smith Clark R. Smith	Director	January 31, 2006

/s/ Michael F. Tripoli Michael F. Tripoli	Director	January 31, 2006

/s/ James D. Wiltshire James D. Wiltshire	Director	January 31, 2006

/s/ Michael O. Gilles Michael O. Gilles	(Principal Financial and Accounting Officer)	January 31, 2006